EXHIBIT 11
                      STANLEY FURNITURE COMPANY, INC.
        SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                        FOR THE THREE MONTHS ENDED
                   (In thousands, except per share data)


                                           March 27,   March 28,
                                              1994        1993

Earnings used in calculating
  primary and fully diluted earnings
  (loss) per common share:
Income from continuing operations......     $2,386       $  305
Loss on disposal of discontinued
  operations...........................     (2,758)
    Net income (loss) used in calcu-
      lating primary and fully diluted
      earnings (loss) per common share.     $ (372)      $  305

Primary earnings (loss) per common
  share:
Weighted average shares outstanding....      4,723        2,996
Add shares issuable assuming excercise
  of stock options.....................        100
    Weighted average number of shares
      used in calculating primary
      earnings (loss) per common share.      4,823        2,996

Income from continuing operations......     $  .49       $  .10
Loss on disposal of discontinued
  operations...........................       (.57)
Net income (loss)......................     $ (.08)      $  .10

Fully diluted earnings (loss) per
  common share:
Weighted average shares outstanding....      4,723        2,996
Add shares issuable assuming excer-
  cise of stock options................        122
    Weighted average number of shares
      used in calculating fully diluted
      earnings (loss) per common share.      4,845        2,996

Income from continuing operations......     $  .49       $  .10
Loss on disposal of discontinued
  operations...........................       (.57)
Net income (loss)......................     $ (.08)      $  .10